UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 30, 2012
Date of Report (date of earliest event reported)
_______________

Ironstone Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-12346	95-2829956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 3 San Francisco, California 94111
(Address of principal executive offices)

(415) 551-3260
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As described in Items 2.01 and 2.03 below, on March 30, 2012 the Board of Directors authorized the purchase of 468,121 shares of TangoMe, Inc. from William R. Hambrecht for a purchase price of $2.1362 per share and authorized the issuance of a note in the principal amount of $1,000,000 to Shea Ventures, LLC. The note matures on March 31, 2017, bears interest at a rate of 8.0% which is “payable-in-kind” and is secured by a general lien on the assets of the company. In connection with the note, Shea Ventures was granted a warrant to purchase 187,296 common shares of the company at a nominal price per share.

Item 2.01 Completion of Acquisition or Disposition of Assets

On March 30, 2012 the Board of Directors authorized the purchase of 468,121 shares of TangoMe, Inc. from William R. Hambrecht for a purchase price of $2.1362 per share. The source of funds for the purchase was the note described in Item 2.03 below. The purchase price was based on the price per share of a contemporaneous offer by and sales to an unrelated third party.

William R. Hambrecht is Chief Executive Officer and a Director of Ironstone Group, Inc.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

On March 30, 2012 the Board of Directors authorized the issuance of a note in the principal amount of $1,000,000 to Shea Ventures, LLC. The note matures on March 31, 2017, bears interest at a rate of 8.0% which is “payable-in-kind” and is secured by the assets of the company. In connection with the note, Shea Ventures was granted a warrant to purchase 187,296 common shares of the company at a nominal price per share.

Item 3.02 Unregistered Sales of Equity Securities

On March 30, 2012, the Board of Directors authorized the repayment of loans and interest due to William Hambrecht in the amount of $339,257 through the issuance of 1,130,856 common shares at a price of $0.30 per share.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 30, 2012, Denis T. Rice was elected to the Board of Directors to fill an existing vacancy on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONSTONE GROUP, INC.

Dated: April 4, 2012	By:	/s/ Quock Fong
Quock Fong Chief Financial Officer (Principal Financial Officer and Accounting Officer)